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                                                                    EXHIBIT 10.2

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") by and between Sun Communities, Inc., a Maryland corporation (the "Company") and Gary
A. Shiffman (the "Executive") is entered into effective as of July 15, 2002.

                                    RECITALS:

         A. The Company and Executive have entered into that certain Employment Agreement dated effective as of January 1, 1997 (the "Employment Agreement"). Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Employment Agreement.

         B. The Company and Executive desire to amend the Employment Agreement in accordance with the terms and conditions of this Amendment.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following Section 2:

                  2. Term of Employment. Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on January 1, 1997 and shall continue thereafter for a period of ten (10) years ending on December 31, 2006; provided, however, that the term of this Agreement shall be automatically extended for successive terms of one (1) year each, unless either party notifies the other party in writing of its desire to terminate this Agreement at least thirty
                           (30) days before the end of the term then in effect.

         2. Section 4(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following Section 4(b):

                  (b) Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to the Executive, during his employment hereunder, an annual base salary (the "Base Salary") payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) at the rate of:

                           (i) Four Hundred One Thousand Nine Hundred Fifty Dollars ($401,950.00) per annum from the date hereof through December 31, 2002; and

                           (ii) Four Hundred Twenty Five Thousand Dollars ($425,000.00) for each year thereafter.

         3. Section 4(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following Section 4(c):

                  (c) COLA Adjustment. At the beginning of each calendar year of this Agreement, commencing with calendar year 2004, and on such date each year thereafter (the "Adjustment Date"), the Base Salary shall be increased in accordance with the increase, if any, in the cost of living during the preceding one year as determined by the percentage increase in the Consumers Price Index-All Urban Consumers (U.S. City Average/all items) published by the Bureau of Labor Statistics of the U.S. Department of Labor (the "Index"). The average Index for calendar years 2002 and 2003 shall be considered the "Base." The Base Salary





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                           for the calendar year following each Adjustment Date
                           shall be the Base Salary specified in Paragraph 4(b)(ii) increased by the percentage increase, if any, in the Index for the calendar year immediately preceding the Adjustment Date over the Base. In the event the Index shall cease to be published or the formula underlying the Index shall change materially from the formula used for the Index as of the date hereof, then there shall be substituted for the Index such other index of similar nature as is then generally recognized and accepted. In no event shall the Base Salary during each adjusted calendar year be less than that charged during the preceding year of this Agreement.

         4. Pursuant to a Restricted Stock Award Agreement dated as of the date hereof, the Company granted the Executive a restricted stock award of 70,000 shares of Common Stock of the Company in accordance with the terms and conditions of the Company's Amended and Restated 1993 Stock Option Plan.

         5. Pursuant to amendments to and restatements of (i) the secured First Amended and Restated Promissory Note dated March 11, 1996 in the original principal amount of $1,022,538.13, (ii) the unsecured First Amended and Restated Promissory Note dated March 11, 1996 in the original principal amount of $1,022,538.12, (iii) the secured Promissory Note dated April 1, 1997 in the original principal amount of $1,300,195.40, (iv) the unsecured Promissory Note dated April 1, 1997 in the original principal amount of $1,300,195.40, and (v) the secured First Amended and Restated Promissory Note dated March 11, 1996 in the original principal amount of $6,604,923.75, the due dates of all debt owing to Sun Communities Operating Limited Partnership under such notes have been extended such that one-third of the aggregate indebtedness under each such note becomes due and payable in full on each of December 31, 2008, December 31, 2009 and December 31, 2010.

         6. Unless otherwise modified by this Amendment, all provisions of the Employment Agreement shall remain unchanged and in full force and effect in accordance with its terms. The Employment Agreement, as amended by this Amendment, sets forth the entire agreement and understanding of the parties to it, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to its subject matter.

         7. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Copies (photostatic, facsimile or otherwise) of signatures to this Amendment shall be deemed to be originals and may be relied on to the same extent as the originals.

         IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement on the date first written above.

                         COMPANY:

                         SUN COMMUNITIES, INC.,
                         a Maryland corporation


                         By:           /s/ Jeffrey P. Jorissen
                            -------------------------------------------------
                              Jeffrey P. Jorissen, Senior Vice President and Chief Financial Officer


                         EXECUTIVE:

                                         /s/ Gary A. Shiffman
                         -----------------------------------------------------
                         GARY A. SHIFFMAN







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